UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MEDIS TECHNOLOGIES LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Copies of all communications to:
Ira I. Roxland, Esq.
Sonnenschein Nath & Rosenthal LLP
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MEDIS TECHNOLOGIES LTD.

805 Third Avenue
New York, New York  10022
(212) 935-8484

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST [___] 2009

To the Stockholders of Medis Technologies Ltd.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Medis Technologies Ltd. will be held at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, on August [___], 2009 at 10:00 a.m., local time, to consider and vote upon the following matters:

1.	The election of six (6) directors to serve for a term of one (1) year;

2.	The ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ended December 31, 2009;

3.	The amendment of our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 75,500,000 to 130,000,000;

4.	The amendment of our 2007 Equity Incentive Plan to increase the number of shares of common stock authorized thereunder from 1,500,000 to 4,000,000; and

5.	The transaction of such other business as may properly come before the annual meeting or any adjournments thereof. Please be advised that we are not aware of any such business.

The record date for determining stockholders entitled to receive notice of and vote at the annual meeting and any adjournment or postponement thereof is the close of business on July [___] 2009, and only stockholders of record on that date will be entitled to receive notice of and to vote at said meeting.

By the order of the Board of Directors, Jose Mejia Chairman

New York, New York

July [___], 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE ANNUAL MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

MEDIS TECHNOLOGIES LTD.
805 Third Avenue
New York, New York  10022
(212) 935-8484

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers Regarding This Proxy Statement

Why are you receiving these materials? We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

What are you voting on? There are four matters scheduled for a vote: (1) election of directors; (2) ratification of the appointment of our independent auditors; (3) the approval of a proposed amendment to our Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 75,500,000 to 130,000,000 shares; and (4) the approval of an amendment to our 2007 Equity Inventive Plan to increase the number of shares of common stock authorized thereunder from 1,500,000 to 4,000,000.  We will also transact any other business that properly comes before the annual meeting.

When is the annual meeting and where will it be located? The annual meeting will take place on [_______], August [___], 2009, at 10:00 a.m., local time, at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York.

Who is soliciting your proxy? The proxy solicitation is being made by our board of directors. Proxies may also be solicited by our officers and employees, but such persons will not be specifically compensated for such services.  In addition, we have retained The Altman Group to assist us in soliciting proxies. We have agreed to pay The Altman Group a fee of $6,500 plus disbursements.

When was the proxy statement mailed to stockholders? We intend to mail this proxy statement and accompanying proxy card on or about July [___], 2009 to all stockholders of record entitled to vote at the annual meeting.

What is the record date and who may attend the annual meeting? Our board of directors has selected the close of business on July [___], 2009 as the record date for determining the stockholders of record who are entitled to attend and vote at the annual meeting. This means that all stockholders of record at the close of business on July [___], 2009 may vote their shares of common stock at the annual meeting. If your shares are held through a broker and you would like to attend the annual meeting, please bring a copy of your brokerage account statement reflecting your ownership of our shares on the record date or an omnibus proxy (which you can get from your broker) and we will permit you to attend the annual meeting.

Who is paying for the solicitation of proxies? We will pay all expenses of preparing and soliciting proxies. We may also reimburse brokerage houses, nominees, custodians and fiduciaries for expenses in forwarding proxy materials to the beneficial owners of shares of our common stock held of record.

Who may vote at the annual meeting? If you are a holder of our common stock as of the close of business on the record date, you will have one vote for each share of common stock that you hold on each matter that is presented for action at the annual meeting. If you have common stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account.

How do you vote? Sign and date each proxy card you receive and return it in the prepaid envelope. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his or her proxy, whether he or she votes by mail or the Internet, at any time before the annual meeting by written notice to such effect received by us at the address set forth above, attn: corporate secretary, by delivery of a subsequently dated proxy or by attending the annual meeting and voting in person.

How will your shares be voted? All properly completed and unrevoked proxies that are received prior to the close of voting at the annual meeting will be voted in accordance with the instructions made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

Abstentions will be counted in tabulations of the votes cast with respect to each of the proposals to be presented at the annual meeting and will have the same effect as a vote AGAINST each of such proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. A broker non-vote will have the same effect as a vote AGAINST the proposed amendment to our Restated Certificate of Incorporation, as amended, and will have no effect on the outcome of the proposal to amend our 2007 Equity Incentive Plan.

Is your vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to the transfer agent and are handled in a manner that protects your voting privacy. Your vote will not be disclosed except as needed to permit the transfer agent to tabulate and certify the vote and as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential, unless you ask that your name be disclosed.

What constitutes a quorum? As of July 1, 2009, 46,349,555 shares of common stock were issued and outstanding. We do not expect such amount to be materially different on the record date. The common stock is our only class of securities entitled to vote, each share being entitled to one vote. The presence at the annual meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the annual meeting to vote in person, your shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the annual meeting will be adjourned.

How many votes are needed to approve each proposal? Directors will be elected by a plurality of the votes of the shares of our common stock that are present in person or by proxy at the annual meeting. Approval of the proposed amendment to our Restated Certificate of Incorporation, as amended, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting and approval of the proposed amendment to our 2007 Equity Incentive Plan and to ratify our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on this matter at the annual meeting.

How can you find out the results of the voting at the annual meeting? Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our next Quarterly Report on Form 10-Q that we are required to file with the Securities and Exchange Commission (“SEC”).

What if you do not agree with the result of the voting at the annual meeting? Stockholders are not entitled to dissenters’ or appraisal rights under Delaware law in connection with the approval or rejection of the proposed amendment to our Restated Certificate of Incorporation, as amended, or the proposed amendment to our 2007 Equity Incentive Plan.

Will other matters be voted on at the annual meeting? We are not aware of any matters to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On  August [___], 2009.

The proxy statement and annual report are available on our website at www.medistechnologies.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, you will elect six individuals to our Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by our Board of Directors.

Our independent directors have recommended for nomination, and our full board of directors has nominated, the six individuals listed below to serve as directors of our company. All  of the nominees are current members of our Board of Directors.  Each nominee has consented to being named in this proxy statement and to serve if elected.

Information Concerning Nominees

Name	Age	Director Since	Principal Occupation and Business Experience During the Past Five Years

Jose Mejia	47	2008
Our Chairman, President and Chief Executive Officer since September 2008.
From 2006 until he joined our company, Mr. Mejia was a private investor and a Board member of several companies. From 1999 until 2006, Mr. Mejia worked at Lucent Technologies in several executive positions of increasing responsibility, the last being as president of its Supply Chain Networks where he oversaw all aspects of Lucent’s worldwide supply chain. Mr. Mejia earned a BS in Industrial Operations Engineering at the University of Michigan and MBA in Finance and Operations Research from Duke University’s Fuqua School of Business as well as an honorary masters degree from the W.P. Carey Graduate School of Business at the Arizona State University. Mr. Mejia serves as a director of Pella Corporation and is a trustee of Liberty Property Trust.

Zeev Nahmoni	68	1997
Mr. Nahmoni serves as the Chairman & C.E.O. of EMIT, an Israeli company that develops and produces unmanned air vehicles, since August 2006. He was the Chief Executive Officer and Co-Chairman of Petrus Business Development and Marketing from December 2003 to August 2006. During 2004, he was the Chief Executive Officer of Cellot Inc., a start-up company seeking to develop electronic chips for digital applications. He retired in June 2003 from the position of Vice President of Marketing and Business Development of Israel Aircraft Industries International in the U.S. and Canada, which he had held since 2002. Prior to that, he was the Vice President and General Manager of the Electronics Group of Israel Aerospace from 1997 and the Deputy General Manager of the Electronics Group of Israel Aerospace from 1995 to 1997. Prior to that, he was the General Manager of the Tamam Division of the Electronics Group of Israel Aerospace from 1992 to 1995.

Mitchell H. Freeman	59	2004
Mr. Freeman is a consultant and private investor focused on strategic financial advisory activities, business development and capital raising opportunities. From January 2003 to September 2005, he was Chief Executive Officer of Freeman Meyer and Associates, LLC, a financial advisory and consulting firm specializing in business development, turnarounds, strategic financial advisory assignments and capital investment projects. In February 1994, Mr. Freeman founded Interactive Ventures Incorporated, a value added reseller of interactive voice response systems to the regional shopping center industry, and served as its Chief Executive Officer until the sale of the business in February 2001. He was also a founding director and shareholder of a major central station alarm company providing high level security to commercial businesses in New York City, a business that was sold in 1997. Mr. Freeman has served in other senior level investment banking and management positions, primarily in investment banking and real estate, at Fuji-Wolfensohn Inc., a joint venture between James D. Wolfensohn, Inc., an international investment banking firm, and Fuji Bank; Corporate Property Investors; Lazard Realty Inc. (a subsidiary of Lazard Freres & Co. LLC); and J.P. Morgan Investment Management Inc. Mr. Freeman is a founding member and was Chairman of the Board until December 2008 of Replications Inc., a not-for-profit education organization committed to replicating successful public schools in new environments. He received a Masters degree in Business Administration from Columbia University and holds a B.A. from George Washington University. Mr. Freeman is Chairman of our Audit Committee and a member of our Compensation Committee, and is also a member of the Board of Directors of Cell Kinetics Ltd.

Steve M. Barnett	67	2004
Mr. Barnett is an investor in and advisor on improving operations to senior management of public and private marketing, manufacturing and distribution companies. For more than two decades, Mr. Barnett has been President and Chairman of inContact, Inc. whose principal focus has been the acquisition and management of eight mid-sized manufacturing and distribution companies. Since April 2000, Mr. Barnett has served on the Board of Directors and as Chairman of the Audit Committee of UCN, Inc., a public network application provider specializing in hosted automated call distribution and performance management software services, including a wide range of long distance, data transmission and related communication services. As well, since April 2009, Mr. Barnett has served on the Board of Directors of OSI Geospatial, Inc., a public company delivering advanced marine navigation and command and control systems that provide shared real-time situational awareness for military, safety and security applications. Mr. Barnett has also served on the Board and as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems since 1993, and Joseph Freed & Associates, a national real estate development company, since 1998. He has served as Vice-Chairman of the Board and Director of Chicago’s Jewish Federation since 1997, and as a member of the Board of Governors for the Reconstructionist Rabbinical College since 2003. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree. Mr. Barnett is Chairman of our Compensation Committee.

Daniel A. Luchansky	49	2007
Mr. Luchansky has been President and CEO of DCL Holdings LLC, a privately held alternative energy start-up focusing on the solar power and renewable energy industries, since 2006. Mr. Luchansky has spent the past twenty-five years as an investment professional involved in all aspects of asset management including credit and equity analysis, as well as trading and portfolio management in a broad range of asset classes. From 1986 to 2006, Mr. Luchansky served in various capacities with Merrill Lynch Investment Managers and its successor, BlackRock, Inc., most recently as a Director in charge of convertible investing for the Americas Fixed Income Division. In this capacity, Mr. Luchansky was responsible for making primary and secondary market investments in both public and private companies issuing convertible securities, with holdings in excess of $650 million. Concurrently, Mr. Luchansky served as the senior analyst covering the Oil and Gas and Alternative Energy sectors, with holdings in excess of $750 million. Previously, Mr. Luchansky was Senior Portfolio Manager for the Merrill Lynch Convertible Fund, ML Convertible Holdings, the Global Convertible Fund, and the offshore Convertible Securities Portfolio. He also served as co-manager of the Merrill Lynch World Income Fund. He was responsible for initiating the first convertible arbitrage program in several public mutual funds within the Merrill Lynch Investment Managers complex in the early 1990’s. Also during this period, Mr. Luchansky was instrumental in representing and protecting stakeholders interests in several highly visible negotiations notably with Emmis Communications, Wyndham International, Energy Corporation of America, Benton Oil & Gas, and Alliant Computer. Mr. Luchansky was instrumental in the financing which founded Allied Waste Industries, a leading pollution control company in 1993. Prior to joining Merrill Lynch, Mr. Luchansky was an Investment Officer, equity analyst and credit analyst for First Fidelity Bank, a predecessor of Wachovia Bank, including acting as co-manager of The Value Fund, a private equity fund affiliated with First Fidelity Bank. Mr. Luchansky received his MBA from Monmouth University and his B.S. from Kean University.  Mr. Luchansky is a member of our Audit Committee and is also a member of the Board of Directors of Cell Kinetics Ltd.

Andrew A. Levy	62	2008
Mr. Levy has been Chief Executive Officer of Redstone Capital Corporation and its predecessors since 1978. Redstone Capital Corporation is an investment banking firm involved in advising on acquisitions, mergers and restructurings in manufacturing and military industries, project financings in the oil and gas and cogeneration fields, and leverage buyouts. Mr. Levy, who holds a B.S. (Engineering) from Yale University, and a J.D. from Harvard Law School, is Chairman of Fraser-Volpe LLC, a company which manufactures military electro-optic equipment, a Chairman of CNC Diversified Mfg. Incorporated, a company which manufactures components for the aerospace industry and a Chairman of Esco Marine, Inc.

Our Board of Directors unanimously recommends that you vote FOR the election of the nominees listed above.

Identification of Executive Officers

(Excludes executive officers who are also directors)

Name	Age	Principal Occupation and Business Experience During the Past Five Years

Stephen N. Crea	47
Our Chief Financial Officer since March 2009.
From March 2008 until joining our company, Mr. Crea was the Chief Financial Officer and Treasurer of Risk Management Solutions, Inc., a third party administrator of workers compensation claims, where he managed all financial, treasury and human resource activities. Prior to that, from October 2006 until March 2008, Mr. Crea was the Chief Financial officer and Treasurer of Cooperative Business International, Inc., an international trading and processing company of commodities, where he managed all financial and treasury activities. Prior to that, from March 2003 until October 2006, Mr. Crea was the Chief Financial Officer and Treasurer of Select Sires, Inc., a developer and marketer of artificial insemination genetics and related products and services to the dairy and beef industries, where he managed all financial, treasury, human resources and information systems activities. From February 1995 until March 2003, he had increasingly senior roles, culminating in the position of Vice President and Treasurer, at Insilco Technologies, Inc. and ThermaSys Corporation. Insilco was then a global manufacturer of electronic interconnect components and ThermaSys was formerly Insilco’s automotive segment spun off from Insilco in August 2000. From December 1984 until February 1995, he was employed at Weyerhaeuser Company, a global forest products company, his most recent position as Plant Superintendent.  Mr. Crea holds a degree in Accounting from The Ohio State University and an MBA from the University of Nebraska - Omaha.

Identification of Key Employee

Name	Age	Principal Occupation and Business Experience During the Past Five Years

Gennadi Finkelshtain	49
A director of More Energy Ltd., its General Manager since October 2000 and its Director of Research and Development from its establishment in 1998 to October 2000. He has also been our Chief Technical Officer-New Energies since 2002. From 1996 to 1998, he served as Production Manager at Limat electrochemical company in Israel. Following his immigration to Israel in 1990, he was employed, among other employers, by Homesh Contractors where he managed and installed systems at Hadera power station in Israel. Prior to this, from 1984 to 1989, he was the Chief Project Engineer at the Leningrad Technological Institute of Building Materials, being responsible for planning, installing, setting up and running various types of energy systems and production lines. Mr. Finkelshtain received his BS degree in power engineering from Leningrad Technological Institute of Pulp and Paper Industries in 1981. Mr. Finkelshtain has been included in “Who’s Who in the World” for his innovations in the field of fuel cell technology for portable electronic applications and has been granted several patents related to fuel cell technology, which patents have been assigned to us.

All our executive officers and key employees serve at the discretion of the board of directors.

Board of Directors and Committees of the Board of Directors

Our business is managed under the direction of our Board of Directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

Compensation Committee. Our Compensation Committee consists of Steve M. Barnett, Mitchell H. Freeman and Andrew A. Levy. Our Compensation Committee is responsible for evaluating, recommending and approving the compensation of our executive officers and directors, including compensation in the form of options and other equity and non-equity based incentives. Our Board of Directors has determined that each member of our Compensation Committee meets the NASDAQ Marketplace Rule definition of “independent” for compensation committee purposes. In addition, Mr. Goldman, who has served on our Compensation Committee for a portion of 2008, has also met the NASDAQ Marketplace Rule definition of “independent” for compensation committee purposes. Each of the members of the Compensation Committee is an “outside director” under 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”). Our Compensation Committee operates under a written charter, which is available to our stockholders on our website at www.medistechnologies.com. Information on our website is not part of this proxy statement. Stockholders may also request a copy of the charter by contacting us, care of the Corporate Secretary, at our principal office.

Audit Committee. Our Audit Committee consists of Mitchell H. Freeman, Chairman, Daniel A. Luchansky and Barry Newman. Our Board of Directors has determined that each member of the Audit Committee meets the NASDAQ Marketplace Rule definition of “independent” for audit committee purposes. In addition, Mr. Goldman, who has served on our Audit Committee for a portion of 2008, has also met the NASDAQ Marketplace Rule definition of “independent” for audit committee purposes. The committee operates under a written charter, which is available to our stockholders on our website at www.medistechnologies.com. Stockholders may also request a copy of the charter by contacting us, care of the Corporate Secretary, at our principal office. Our Board of Directors has also determined that Mr. Freeman meets the SEC definition of an “audit committee financial expert.”

As more fully described in its charter, the functions of the Audit Committee include the following:

•	appointment of independent auditors, determination of their compensation and oversight of their work;

•	review the arrangements for and scope of the audit by independent auditors;

•	review the independence of the independent auditors;

•	consider the adequacy and effectiveness of the internal controls over financial reporting;

•	pre-approve audit and non-audit services;

•	establish procedures regarding complaints relating to accounting, internal accounting controls, or auditing matters;

•	review and approve any related party transactions; and

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters.

Our Audit Committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.

Meetings of the Board of Directors and Committees

During our fiscal year ended December 31, 2008, our Board of Directors held four meetings and took action by unanimous written consent on 16 occasions. Furthermore, our independent directors took action by unanimous written consent on three occasions, our Audit Committee held six meetings and took action by unanimous written consent on six occasions and our Compensation Committee held 10 meetings and took action by unanimous written consent on three occasions. Each director attended all of the meetings of our Board of Directors and all of the meetings held by committees on which such director served.

Independence of Majority of Board of Directors

Our Board of Directors has determined that each of our current non-employee directors (Messrs. Eiran, Nahmoni, Freeman, Barnett, Luchansky, Levy and Newman), who collectively constitute a majority of our Board of Directors, meets the general independence criteria set forth in the NASDAQ Marketplace Rules. In addition, Messrs. Weisser and Goldman, who have served on our Board of Directors for a portion of 2008, have also met the general independence criteria set forth in the NASDAQ Marketplace Rules.

Director Nominations and Qualifications

Our Board of Directors has determined that given there have historically been very few vacancies on the board, director nominees could be selected, or recommended for our board’s selection, by a majority of independent directors voting alone. As such, the board has no nominating committee. The board does not currently have a charter with regard to the nomination process. The nominations of the directors standing for election at the 2009 annual meeting were recommended for our board’s determination by our independent directors and unanimously approved by our Board of Directors.

Historically, we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. Consequently, at this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for board membership and should be addressed to: Jose Mejia, Chief Executive Officer, Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, our independent directors and Board of Directors as a whole considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Code of Conduct

Our Board of Directors unanimously adopted a Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer and our other employees and employees of our subsidiaries. We have made the Code of Conduct available on our website at www.medistechnologies.com under “Investor Relations.” Stockholders may also request, without charge, a copy of the Code of Conduct by contacting us, care of Omer Masud, Vice President of Investor Relations, at our principal office.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website under the heading “Contact Us.” By following the “Contact Us” link, a stockholder will be given access to our telephone number and mailing address, as well as links for providing email correspondence both to us and to our investor relations group. Communications specifically marked as a communication for our Board of Directors will be forwarded to the board or specific members of the board as directed in the stockholder communication. In addition, communications sent directly to us via telephone, facsimile or email for our Board of Directors will be forwarded to the board by an officer.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings.  Seven of the then ten members of our Board of Directors in 2008 attended our 2008 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

Steve Barnett, Mitchell Freeman and Andrew Levy served as members of our Compensation Committee in 2008 and continue to serve in that capacity. None of the persons who served on our Compensation Committee are, or have been, an employee or officer of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”), except as described in this proxy statement. In addition, none of our executive officers serves, or has served during 2008, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board of Directors, other than Jacob Weiss, who was both our President as well as Chairman of Cell Kinetics Ltd, our majority-owned subsidiary, between January 1, 2008 and December 31, 2008. Furthermore, Mitchell Freeman, Andrew Levy and Daniel Luchansky are directors of both Medis and Cell Kinetics Ltd., and any or all of them may be considered by the Board of Directors of Cell Kinetics for a position on its compensation committee.

Section 16(a) Beneficial Ownership of Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the SEC, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2008 such reporting persons complied with the filing requirements of Section 16(a), with the exception of with the exception of Messrs. Andrew Levy and Steve Barrett filing their respective Form 3s one day after the due date.

PROPOSAL TWO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm, as our independent auditor for 2009. We expect a representative of our independent auditors to attend the 2009 Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

The Board of Directors, based upon the recommendation of the Audit Committee, unanimously recommends a vote  FOR  the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm to serve as our auditors for 2009.

Professional Services Fees

Fees incurred by us for professional services, to us and our subsidiaries, provided by our independent auditors in each of the last two fiscal years, in each of the following categories are approximately as follows:

	2008	2007
Audit	$203,000	$308,000
Audit-related	—	—
Tax	52,000	42,000
All other	—	—
Total	$255,000	$350,000

Fees for audit services include fees associated with the audit of our annual consolidated financial statements, audit of our assessment of our internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services provided by our auditors in connection with statutory and regulatory filings or engagements, including review of documents filed with the SEC. Tax fees included tax compliance and tax consultations.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the Company’s independent auditor. Accordingly, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. In accordance with such policies, the Audit Committee approved 100% of the services described above under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Our Audit Committee has determined that the provision of the above services is compatible with maintaining our auditor’s independence.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ended December 31, 2009.

PROPOSAL THREE

TO APPROVE AN AMENDMENT TO OUR
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

Our board of directors proposes that our stockholders consider and approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of our common stock from 75,500,000 to 130,000,000 shares.

Our company is currently authorized to issue up to 75,500,000 shares of common stock, $0.01 par value.  At July 1, 2009, there were 46,349,555 shares of common stock outstanding, and our board of directors had reserved approximately 1,473,123 shares of common stock for issuance upon exercise of outstanding options and rights granted under our employee equity incentive plans and 10,000 shares for possible future grants, 11,305,897 shares of common stock for issuance upon exercise of currently outstanding warrants, and 1,996,528 shares of common stock for issuance upon the conversion of our Series A Cumulative Convertible Perpetual Preferred Stock.  Accordingly, at July 1, 2009, only approximately 14,374,897 shares of our common stock remained unreserved and available for future issuance.

Purposes of this Proposal

The proposed amendment would increase the number of shares of common stock that we are authorized to issue from 75,500,000 to 130,000,000 shares.

If this proposal is approved, we may use such additional shares of common stock for, among other things:

•	raising working capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies;

•	expanding our business through acquisitions and other investment opportunities;

•	paying existing and future obligations and commitments; and

•	for general corporate purposes.

Currently, we have no definitive plans or arrangements to issue any such shares.

The holders of our common stock are not entitled to preemptive rights with respect to the issuance of additional common stock or securities convertible into or exercisable for common stock.  Stockholders should recognize that the issuance of additional shares of common stock might dilute the ownership and voting rights of stockholders and, depending upon the price at which the shares are issued, could be dilutive to existing stockholders and have a negative effect on the trading price of our common stock.

Required Vote and Board Recommendation

Our board of directors has declared the proposed amendment to be advisable and in our best interests and in the best interests of our stockholders, has unanimously approved and adopted the proposed amendment in substantially the form attached hereto as Appendix A, and is accordingly submitting the proposed amendment to our stockholders for their consideration and vote.  If the amendment is approved, it will become effective upon the acceptance for filing of a Certificate of Amendment of our Restated Certificate of Incorporation, as amended, by the Secretary of State of the State of Delaware.  If our stockholders do not approve this proposal, our ability to fund our future operations through the sale of shares of our common stock may be adversely impacted.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting will be required to approve the amendment to our Restated Certificate of Incorporation, as amended.  As a result, abstentions and broker non−votes will have the same effect as “Against” votes.

Our Board of Directors unanimously recommends a vote FOR approval of the amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock.

PROPOSAL FOUR

TO APPROVE AN AMENDMENT TO OUR 2007 EQUITY INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
AUTHORIZED FOR GRANT UNDER THE PLAN

Our 2007 Equity Incentive Plan was amended by our board of directors on April 23, 2009 to increase the number of shares of common stock authorized under the plan from 1,500,000 to 4,000,000 subject to the approval of our stockholders. We believe that we have been successful in the past in attracting and retaining qualified employees, officers and directors in part because of our ability to offer such persons options to purchase common stock and other equity awards and the increase is necessary for us to continue to attract and retain qualified employees, officers and directors.

For a description of the 2007 Equity Incentive Plan and the securities that may be granted thereunder, including the tax status of awards thereunder, see the section of this proxy statement entitled “Employee Benefit Plans–2007 Equity Incentive Plan”.

At July 1, 2009 in addition to our chief executive officer, there were approximately 72 of our employees as well as approximately 17 non-employee directors and consultants participating or eligible to participate in our 2007 Equity Incentive Plan. These numbers include 2 officers.

Assuming approval of this proposed amendment to our 2007 Equity Incentive Plan and after giving effect thereto, as of the record date, approximately 510,000 shares would be available for future grants under our 2007 Equity Incentive Plan. Except as set forth in the following paragraph, no determinations have been made regarding the persons to whom grants will be made in the future under our 2007 Equity Incentive Plan or the terms of such grants.

The table below shows, certain information with respect to the potential awards to our Chairman, President and Chief Executive Officer, Jose Mejia made on February 10, 2009 as part of the Compensation Plan described under “Compensation Discussion and Analysis.”  The potential awards to Jose Mejia are subject to approval of the proposed amendment to increase the number of shares of common stock authorized under to our 2007 Equity Incentive Plan.

Name and Principal Position	Options Granted (Number of Underlying Shares)	Restricted Stock Granted (Number of Shares)	Value as of July 1, 2009

Jose Mejia (1) Chairman, President and Chief Executive Officer	375,000	—	$440,000
___________________
(1)  Includes warrants to purchase 125,000 shares of common stock.

The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on this matter at the annual  meeting is required for approval of this amendment to the 2007 Equity Incentive Plan.

Our Board of Directors unanimously recommends a vote FOR approval of the amendment to the 2007 Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The information set forth in this section, including but not limited to the Report of the Audit Committee, shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting materials” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The committee has adopted a written charter that has been approved by the Board of Directors of Medis Technologies Ltd. (the “Company”).  A copy of the charter is available to our stockholders on our website at www.medistechnologies.com.

Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The independent auditors are responsible for auditing those financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

The committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee’s charter. To carry out its responsibilities, the committee met five times and acted seventeen times by unanimous written consent.

In overseeing the preparation of the Company’s financial statements, the committee met with both the Company’s management and its independent registered public accounting firm to review and discuss its audited financial statements prior to their issuance and to discuss significant accounting issues, including its judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Company’s management advised the committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the committee discussed the statements with both management and independent auditors. The committee also met in executive session with the Company’s independent auditors. The committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards  (“SAS”) No. 61, as amended (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations and laws, including the Sarbanes-Oxley Act of 2002.  Although SAS No. 61 has been superseded by SAS No. 114 (The Auditors Communication With Those Charged With Governance), such statement has not yet been adopted by the Public Company Accounting Oversight Board (United States).

The committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

We have received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Committee concerning independence, and we discussed with the independent accountants their independence from the Company. When considering the independence of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, the Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Kost Forer Gabbay & Kasierer for audit and non-audit services.

On the basis of these reviews and discussions, the committee recommended to the Company’s Board of Directors, and the board has approved, the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee of the Board of Directors Mitchell H. Freeman, Chairman Daniel A. Luchansky Barry Newman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of July 1, 2009:

•	all those known by us to be beneficial owners of five percent or more of our common stock;

•	each of our current directors;

•	each of our executive officers named in the summary compensation table contained in this proxy statement; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of July 1, 2009.  Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Additionally, unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Ownership Percentage

Israel Aerospace Industries Ltd. (1)	5,516,457	11.9%
BlackRock, Inc. (2)	4,289,468	9.3%
Citigroup Inc. (3)	3,283,524	7.1%
Ovation Alpha Capital, Ltd.(4)	3,634,905	7.8%
CVF, LLC (5)	2,317,959	5.0%
Robert K. Lifton (6)	4,151,344	9.0%
Howard Weingrow(7)	3,425,316	7.4%

Jose Mejia (8)	—	—
Jacob S. Weiss**(9)	138,000	*
Israel Fisher** (10)	37,600	*
Amos Eiran (11)	25,475	*
Zeev Nahmoni (12)	28,221	*
Mitchell H. Freeman (13)	107,831	*
Steve M. Barnett (14)	100,613	*
Daniel A. Luchansky (15)	71,900	*
Barry Newman (16)	42,975	*
Andrew A. Levy (17)	16,875	*
All current directors and executive officers as a group (9 persons) (18)	393,890	*
__________________
*   Represents beneficial ownership of less than 1%.

** Effective December 1, 2008, ceased to be employed by us and our subsidiaries.

(1)	Voting control of Israel Aerospace is held by the State of Israel. Israel Aerospace’s address is Ben Gurion International Airport, Tel Aviv 70100, Israel.

(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2009, which BlackRock, Inc. (“BlackRock”) filed on behalf of itself and its investment advisory subsidiaries, the following investment advisory subsidiaries of BlackRock hold certain shares of our common stock: BlackRock Advisors LLC; BlackRock Investment Management, LLC; BlackRock (Channel Islands) Ltd.; and BlackRock Investment Management UK Ltd. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G filed with the SEC on February 10, 2009, which Citigroup Inc. (“Citigroup”) filed on behalf of itself and its subsidiaries: Citigroup, which reported 3,283,524 shares; Citigroup Financial Products Inc. (“CFP”), which reported 3,279,494 shares; Citigroup Global Markets Holdings Inc. (“CGM Holdings”), which reported 3,279,494 shares; and Citigroup Global Markets Inc. (“CGM”), which reported 3,019,089 shares. All of the shares reported on the Schedule have shared voting and shared dispositive power. The figures assume conversion/exercise of certain securities held and, with respect to Citigroup, includes shares held by other reporting persons. Citigroup’s Address is 399 Park Avenue New York, NY 10043. CFP’s, CGM Holdings’s and CGM’s address is 388 Greenwich Street New York, NY 10013.

(4)
Based on a Schedule 13G filed with the SEC on June 15, 2009, which Ovation Alpha Capital, Ltd. (“OAC”) filed on behalf of itself and its affiliates:  Ovation Capital Partners, Ltd. (“OCP”) and Volation Capital Partners, LLC (“VCP”).  OAC, OCP and VCP have shared voting and shared dispositive power with respect to 3,634,905 shares of our common stock, consisting of shares borrowed pursuant to Stock Loan Agreements with non-affiliated stockholders of the Company. Please see footnotes 6 and 7. Excludes 7,780,603 shares issuable upon exercise of a warrant, which is presently non-exercisable. The address of the principal office of each of OAC and OCP is: Cricket Square, Hutchins Drive, Grand Cayman KY1-1111, Cayman Islands. The address of the principal office of VCP is: 369 Lexington Avenue, New York, NY 10017.

(5)
Based on a Schedule 13D filed with the SEC on September 2, 2003, a Form 4 filed with the SEC on November 17, 2003 and other information known to us, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock. These shares are held of record by CVF. Based on such filings:

•	Richard C. Goodman is the Executive Manager of CVF;

•	Longview Management Group, LLC manages investment accounts for CVF and exercises voting and dispositive control over the securities held by CVF;

•	James A. Star is president of Longview Management Group;

•	The Edward Memorial Trust is a majority equity owner of Longview Management Group; and

•	Geoffrey F. Grossman is the trustee of The Edward Memorial Trust.

The address of CVF is 222 N. LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(6)
Includes 50,000 restricted shares granted to Mr. Lifton which vested in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Also includes 3,334,565 shares lent to OAC, OCP and VCP pursuant to Stock Loan Agreements. Please see footnote 4.

(7)
Includes 50,000 restricted shares granted to Mr. Weingrow which vested in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Also includes 2,696,538 shares lent to OAC, OCP and VCP pursuant to Stock Loan Agreements. Please see footnote 4.

(8)
Does not include 250,000 shares of our common stock underlying options and 125,000 shares of our common stock underlying warrants, which were granted to Mr. Mejia upon commencement of his employment as our President and Chief Executive Officer on September 19, 2008, and which will vest and become exercisable over a three-year period, commencing on September 19, 2009.

(9)	Includes options to acquire 85,000 shares of our common stock and 53,000 restricted shares granted to Mr. Weiss, which vest between November 3, 2008 and June 25, 2009.

(10)	Represents restricted shares granted to Mr. Fisher, which vest between April 25, 2009 and June 25, 2009.

(11)	Represents options to acquire shares of our common stock.

(12)	Includes options to acquire 25,475 shares of our common stock.

(13)	Includes options to acquire 82,575 shares of our common stock and 25,256 restricted shares granted to Mr. Freeman, which vest on August 20, 2009.

(14)	Includes options to acquire 53,950 shares of our common stock and 17,663 restricted shares granted to Mr. Barnett, which vest on August 20, 2009.

(15)	Includes options to acquire 40,100 shares of our common stock and 31,800 restricted shares granted to Mr. Luchansky, which vest on August 20, 2009.

(16)
Includes 16,875 restricted shares granted to Mr. Newman, which vest on August 20, 2009, and 13,100 shares held by the Lehman, Newman & Flynn Profit Sharing Plan, and 2,000 shares held by a limited partnership of which Mr. Newman owns a limited partnership interest. Mr. Newman disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(17)	Represents restricted shares granted to Mr. Levy, which vest on August 20, 2009.

(18)	Includes options to acquire 227,575 shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of the two individuals who served as our principal executive officers in 2008, the individual who served as our principal financial officer for a portion of 2008, one executive officer serving at the end of 2008 and one other executive officer who served for a portion of 2008. For purposes of this proxy statement, “named executive officers” refers to:  Jose Mejia, our current Chairman, President and Chief Executive Officer; Robert K. Lifton, our former Chairman and Chief Executive Officer; Israel Fisher, our former Senior Vice President-Finance and Chief Financial Officer; Howard Weingrow, our former Deputy Chairman, Chief Operating Officer and Executive Vice President; and Jacob Weiss, our former Executive Vice President and President.  We do not have any other officers who would be a candidate for inclusion as a “named executive officer” in this proxy statement.

Our compensation programs are intended to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee of our board of directors, which currently consists of three independent members of our board of directors, Steve M. Barnett, Mitchell H. Freeman and Andrew A. Levy, implements and maintains compensation plans and policies that ensure that executive compensation is fair, reasonable and competitive, and that reward executives’ contributions to our overall short and long-term growth, all while being mindful of the expenses needed to complete development or commercialization of our products as well as our historic and current lack of material revenues. We have historically used short-term compensation (base salaries and, in limited instances, cash bonuses) and long-term incentive compensation in the form of stock options to achieve our goal of driving long-term growth.  Recently, since the adoption of our 2007 Equity Incentive Plan, we added to this mix the grant of restricted share awards and/or other stock-based awards.

The compensation of our executive officers and other employees is primarily composed of base salaries and long-term equity incentives in the form of stock options, restricted stock awards and other stock-based awards, as well as other benefits for our Israeli-based executive officers. For 2008, compensation for our officers and other employees, including our named executive officers, was determined first by considering our overall financial position in light of any recent capital raises and the state of the programs to develop or commercialize our products. We would then, with respect to each officer and other employee, consider individual performance, level of responsibility, and skills and experience, taking into account the anticipated level of difficulty in replacing such officers and employees with persons of comparable experience, skill and knowledge.

Our Compensation Committee performed in 2008 its review of our compensation policies, including policies and strategies relating to executive compensation, such as the appropriate mix of base salary, bonuses and long-term incentive compensation, as well as tax and other jurisdictional issues that relate to a significant number of our employees, including named executive officers, being residents of the State of Israel.

Our Compensation Committee is also charged with reviewing and approving our equity incentive plans, as well as any other compensation plan or arrangement available to our named executive officers and other officers and employees. It has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. We have not historically identified a set of peer companies against which we benchmark compensation, and we have not yet determined if we will so identify a set of peer companies in 2009.

The individual compensation of non-executive officers and other employees are determined by our executive officers or non-executive officers, depending on the employee, based upon a range of percentage increases previously determined by our Compensation Committee. Furthermore, these same executive officers and non-

executive officers make recommendations with respect to stock-based awards to people at these levels, which are then submitted to our Compensation Committee for final determination. The Compensation Committee determines the compensation of our named executive officers in executive session.

Elements of Compensation

In furtherance of our general compensation philosophy, our compensation program emphasizes long-term incentives, such as stock options and more recently, restricted stock,  as a major component of total compensation in order to more closely align the interests of executives with the interests of our stockholders, to increase the total mix of compensation in light of our historical lack of cash flow to pay increased base salaries and bonuses, and, with respect to stock options, to assist us with raising additional capital upon option exercises. Additionally, as part of our Compensation Committee’s review of our compensation program, we may in the future further emphasize that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

Base Salaries. Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account internal equity considerations. Base salaries are reviewed annually in accordance with each named executive officer’s compensation arrangement, and adjusted to account for individual responsibilities, performance and experience as well as our overall financial health.

Bonuses. We did not have a bonus program established for any of our officers or employees in 2008, although we pay bonuses to officers and employees on occasion. Our Compensation Committee will continue to assess the need to implement a bonus or other non-equity incentive program for our officers or employees as a means to add specific incentives towards achievement of specific company-wide or departmental goals that would be the factors in our success.

Long-Term Incentive Compensation–Equity.  We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, since the adoption of our 2007 Equity Incentive Plan, we have granted restricted stock and may elect in the future to use other forms of stock-based awards.  We have not adopted stock ownership guidelines.

Our 1999 Stock Option Plan authorizes us to grant options to purchase shares of common stock to our employees, directors, including independent directors, and consultants. Our Compensation Committee oversees the administration of the 1999 Option Plan. Historically, our board and Compensation Committee have made stock option grants to employees who have been employed by us for more than six months and annually thereafter, and, occasionally, following a significant change in job responsibilities or to meet other special retention or award objectives. We have also in special cases granted options upon the employment of a particular employee candidate because we determined that the grant of options upon employment is a necessary recruiting tool for such person’s acceptance of our employment offer. We do not intend to grant any further awards under our 1999 Option Plan.  Going forward, the Compensation Committee intends to continue to make annual and special grants to employees of stock options and/or other stock-based awards pursuant to our 2007 Equity Incentive Plan, subject to changes in our overall compensation philosophy or changes to our mix of compensation as determined by the Compensation Committee.

In 2008, the named executive officers were awarded stock options or restricted stock in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All stock options granted by us have been based on the closing market value of our stock as reported on The NASDAQ Global Market (and predecessor or preceding markets) on the date of grant. Stock options granted in 2006, 2007 and 2008 vest in full on the one year anniversary of the grant date, and expire four years after the date of grant.  Restricted stock granted in 2008 vest in full on the one year anniversary of the grant date.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options help to attract executives, and the option term helps to retain those executives;

•
the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value;

•
stock options help to provide a balance to the overall executive compensation program as base salary focuses on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term; and

•	the exercise price we receive upon exercise supplements our capital raising efforts.

In addition, our Compensation Committee has in 2008 and may in the future award other forms of stock-based awards, including restricted stock. Restricted stock may be an attractive alternative or supplement to stock options because, among other things:

•	Restricted stock fosters an ownership culture and provides a similarly motivating form of incentive compensation as stock options;

•	Restricted stock retains value even in volatile markets;

•	Option grants, unlike restricted stock, can take a number of years to accrue value; and

•	Awarding restricted stock permits us to use fewer shares then options to deliver comparable value to the recipient, which reduces the potential dilution to our stockholders.

In determining the number of stock-based awards to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect revenue and stockholder value and the value of such stock-based awards in relation to other elements of the individual executive’s total compensation. We do not review existing equity holdings of our named executive officers in determining a particular grant. All stock options and other equity awards are made by the Compensation Committee. Neither the 1999 Option Plan nor the 2007 Equity Incentive Plan provides for, nor does the Compensation Committee have a plan relating to, the grant date of individual awards, nor do we have a specific policy in place regarding the coordination of option issuances with the release of material non-public information.

Other Benefits.  Our named executive officers residing in Israel are eligible to participate in all of our employee benefit plans, such as savings plans, including the savings plans described in “—Non-Qualified Deferred Compensation” below, and long and short-term disability and life insurance, in each case on the same basis as our other Israel-based employees. We also offer to our Israeli named executive officers, as well as many of our other Israel officers and employees, additional benefits, such as an automobile allowance. The Compensation Committee believes that these perquisites for our Israel-based officers and employees are standard for, and competitive with other, high technology companies in the State of Israel. Other than in the case of our President and Chief Executive Officer, Jose Mejia, who receives a $600 monthly automobile allowance, we do not offer any of such benefits to our U.S.-based officers or employees, including U.S.-based named executive officers.

Other Compensation – Cell Kinetics Ltd. Mitchell Freeman and Daniel Luchansky are each directors, and, until December 1, 2008, Jacob Weiss and Israel Fisher were each executive officers, of Cell Kinetics Ltd., which we spun off to our stockholders in a rights offering in January 2008. Cell Kinetics Ltd. did not directly pay base salary, bonus or other cash compensation to either of Jacob Weiss or Israel Fisher for services they provided to that company. All such compensation to Messrs. Weiss and Fisher was paid by us pursuant to a Services Agreement entered into between us and Cell Kinetics Ltd., a portion of which is charged as a contribution of capital from Medis to Cell Kinetics Ltd. Each of Messrs. Weiss, Fisher, Freeman and Luchansky receive long-term incentive compensation directly from Cell Kinetics Ltd., which amounts are disclosed in the applicable tables below.

Employment Agreement with Chief Executive Officer

Effective September 19, 2008, Jose Mejia was appointed as our president and chief executive officer. Pursuant to an employment agreement approved by our Compensation Committee, Mr. Mejia will receive a base salary of $350,000 per year. Commencing on and for the fiscal year ending December 31, 2009 and annually thereafter, Mr. Mejia will be eligible to receive a performance bonus as determined by our board of directors and compensation committee. Pursuant to the employment agreement, we granted Mr. Mejia options under our 2007 Equity Incentive Plan to purchase 250,000 shares of our common stock at an exercise price of $2.38 per share and warrants to purchase 125,000 shares of our common stock at an exercise price of $2.38 per share.

2009 Compensation Plan

On February 10, 2009, our Compensation Committee approved a compensation plan for our executive officers (the “Compensation Plan”). Pursuant to the Compensation Plan, for the fiscal year ending December 31, 2009, our Compensation Committee and Jose Mejia, our Chief Executive Officer, will set performance targets based upon sales, costs and financing goals for each of the executive officers of our company (other than Mr. Mejia), that the executives must accomplish as a group by June 30, 2009. If the executives meet these performance targets, we will allocate an aggregate of $600,000 in cash bonuses to the executives. Furthermore, an aggregate of up to 1,000,000 restricted shares under our  2007 Equity Incentive Plan will be issuable to the executives as follows:

•
An aggregate of 300,000 restricted shares will be issuable if sales objectives are met by June 30, 2009. If such objectives are met, the restricted shares will vest and be distributed to the executives in two equal installments ending on June 30, 2010. Executives will be required to hold 20% of the restricted shares for so long as they are executive officers of our company.

•
An aggregate of 300,000 restricted shares shall be issuable if cost reductions or improvements in the our financial position are met by June 30, 2009. If such objectives are met, the restricted shares will vest and be distributed to the executives in two equal installments ending on June 30, 2010. Executives will be required to hold 20% of the restricted shares for so long as they are executive officers of our company.

•
An aggregate of 200,000 restricted shares will be issuable based upon increases in the value of the our common stock. Fifty percent of such restricted shares will be issuable and vest when the price per share of our common stock reaches $1.00 and fifty percent of such restricted shares will be issuable and vest when the price per share of our common stock reaches $2.00.

•
An aggregate of 200,000 restricted shares will be issuable when we complete a financing of at least $5,000,000. The restricted shares will vest in 50% increments on the 12 and 18 month anniversary of February 13, 2009.

On February 10, 2009, our Compensation Committee approved a separate, additional compensatory arrangement for Jose Mejia, our president and chief executive officer, pursuant to which Mr. Mejia would receive a $500,000 bonus upon meeting performance targets based upon sales, costs and financing goals by June 30, 2009. Furthermore, an aggregate of up to 600,000 restricted shares under our 2007 Equity Incentive Plan will be issuable to Mr. Mejia as follows:

•
An aggregate of 175,000 restricted shares shall be issuable if sales objectives are met by June 30, 2009. If such objectives are met, the restricted shares will vest and be distributed to Mr. Mejia in two equal installments ending on June 30, 2010. Mr. Mejia will be required to hold 30% of the restricted shares for so long as he is the chief executive officer of our company.

•
An aggregate of 175,000 restricted shares shall be issuable if cost reductions or improvements in our financial position are met by June 30, 2009. If such objectives are met, the restricted shares will vest and be distributed to Mr. Mejia in two equal installments ending on June 30, 2010. Mr. Mejia will be required to hold 30% of the restricted shares for so long as he is the chief executive officer of our company.

•
An aggregate of 90,000 restricted shares will be issuable based upon increases in the value of our common stock. Fifty percent of such restricted shares will be issuable and vest when the price per share of our common stock reaches $1.00 and fifty percent of such restricted shares will be issuable and vest when the price per share of our common stock reaches $2.00.

•
An aggregate of 160,000 restricted shares will be issuable when we complete a financing of at least $5,000,000. The restricted shares will vest in 50% increments on the 12 and 18 month anniversary of February 13, 2009.

The objectives approved by the Compensation Committee to be met by the executive officers prior to June 30, 2009 include: (a) achieving five major contracts with channel partners to carry our products; (b) achieving between 35,000 and 45,000 units sold by June 30, 2009; (c) successfully restructure supplier agreements by reducing 2009 commitments by 50%; and (d) reducing product costs by 10%.

All of the above grants of restricted stock are subject to and conditioned upon our company increasing the number of shares available for grant under our 2007 Equity Incentive Plan at our 2009 Annual Meeting of Stockholders.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

April 28, 2009	Compensation Committee of the Board of Directors Steve M. Barnett, Chairman Mitchell H. Freeman Andrew A. Levy

Summary Compensation Table

The following table shows information regarding the compensation earned during the three fiscal years ended December 31, 2008 by our named executive officers.

Name and principal position	Year	Salary	Bonus	Option awards (1)	Stock awards (1)	All other compensation	Total

Jose Mejia Chairman, President and Chief Executive Officer (2)	2008	$98,000	—	$110,000	—	$37,000 (14)	$245,000

Robert K. Lifton	2008	$308,000	—	—	$388,000	—	$696,000
Chairman and Chief Executive	2007	$315,000	—	$447,000	$321,000	—	$1,083,000
Officer (3)	2006	$295,000	—	$366,000	—	—	$661,000

Israel Fisher	2008	$207,000	$18,000	$94,000 (5)	$126,000	$475,000 (15)	$920,000
Senior Vice President–Finance	2007	$219,000	—	$283,000 (5)	—	$47,000 (6)	$549,000
and Chief Financial Officer (4)	2006	$209,000	$18,000 (7)	$132,000	—	$44,000 (8)	$403,000

Howard Weingrow	2008	$308,000	—		$388,000	—	$696,000
Deputy Chairman and Chief	2007	$289,000	—	$447,000	$321,000	—	$1,057,000
Operating Officer (9)	2006	$270,000	—	$366,000	—	—	$636,000

Jacob S. Weiss	2008	$266,000	—	$380,000 (11)	$309,000	$352,000 (16)	$1,307,000
President (10)	2007	$134,000	—	$845,000 (11)	—	$185,000 (12)	$1,164,000
	2006	$118,000		$331,000	—	$186,000 (13)	$635,000
__________

(1)
Option awards and stock awards are based on recorded expense for the years 2006 to 2008, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note I, Note L, and Note K, respectively, to our consolidated financial statements included in our 2006, 2007 and 2008 Annual Report filed with the SEC on March 15, 2007,  on March 17, 2008 and on March 31, 2009, respectively.

(2)	Effective September 19, 2008, our board of directors appointed Jose Mejia as our president and chief executive officer.

(3)	Robert K. Lifton was our chief executive officer until September 19, 2008. Mr. Lifton continued to serve as chairman of our board of directors until February 16, 2009.

(4)	Effective December 1, 2008, Israel Fisher ceased to be employed by us and our subsidiaries.

(5)
Includes $300 for 2007 and $1,000 for 2008, relating to expenses for the grant of options to purchase 20,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Fisher provided to Cell Kinetics Ltd. as its Chief Financial Officer.

(6)
Includes:  annual car allowance of $17,000; employer contribution to savings funds of approximately $18,000; and a tax gross up of $12,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(7)	Such amount represents a one-time merit bonus.

(8)
Includes:  annual car allowance of $17,000; employer contribution to savings funds of approximately $16,000; and a tax gross up of $11,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(9)
Effective November 10, 2008, Howard Weingrow resigned as our chief operating officer and was appointed as our executive vice president.  Mr. Weingrow continued to serve as our deputy chairman, executive vice president and treasurer until February 16, 2009.

(10)
Jacob S. Weiss was our president until September 16, 2008.  Mr. Weiss continued to serve as an executive vice president until December 1, 2008 and a member of our board of directors until January 12, 2009.

(11)
Includes $1,000 for 2007 and 2008, recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Weiss provided to Cell Kinetics Ltd. as its Chairman of the Board.

(12)
Includes:  payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $21,000; employer contribution to savings funds of approximately $17,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(13)
Includes:  payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $20,000; employer contribution to savings funds of approximately $19,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(14)	Includes: $35,000 for relocation allowance and $2,000 for vehicle allowance.

(15)
Includes: payments of six months salary upon termination of Mr. Fisher’s employment in the amount of approximately $140,000; payment of two months notification in the amount of approximately $38,000; payment in lieu of accrued vacation in the amount of approximately $50,500; car allowance of approximately $27,000; contribution to a retirement fund of $22,000; contribution to a saving fund of $3,600; and a tax gross up of $15,600 relating to the above-mentioned car allowance and other immaterial perquisites. We also paid severance to Mr. Fisher of approximately $178,000, which amount was based upon a statutory percentage under Israeli Law of Mr. Fisher’s salary at the termination of his employment. Such amounts do not include an aggregate of approximately $133,000 held in saving funds and made available to Mr. Fisher for his withdrawal upon his retirement.

(16)
Includes: payment of one month notification in the amount of approximately $24,000; payment in lieu of accrued vacation in the amount of approximately $125,000; car allowance of approximately $29,000; contribution to a retirement fund of $25,000; contribution to a saving fund of $3,600; and a tax gross up of $15,400 relating to the above-mentioned car allowance and other immaterial perquisites. We also paid severance to Mr. Weiss of approximately $130,000, which amount was based upon a statutory percentage under Israeli Law of Mr. Weiss’ salary at the termination of his employment. Such amounts do not include an aggregate of approximately $72,000 held in saving funds and made available to Mr. Weiss for his withdrawal upon his retirement.

The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2008 in proportion to total compensation is as follows:  Jose Mejia - approximately 55%; Robert K. Lifton - approximately 44%; Israel Fisher - approximately 76%; Howard Weingrow - approximately 44%; and Jacob S. Weiss - approximately 47%. The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2007 in proportion to total compensation is as follows:  Robert K. Lifton - approximately 29%; Israel Fisher - approximately 48%; Howard Weingrow - approximately 27%; and Jacob S. Weiss - approximately 27%.  As stated earlier, we do not have any policies or guidelines for allocating compensation between cash remuneration and long-term compensation.

Employment Contracts

Jose Mejia.  On September 19, 2008, we entered into an employment agreement with Jose Mejia, whereby Mr. Mejia will serve as our President and Chief Executive Officer.  The initial term of Mr. Mejia’s employment agreement expires on December 31, 2011 and, unless earlier terminated, will be automatically renewed at the end of the initial term for a period of one year and thereafter for successive one year terms until either he or we notifies the other that the employment agreement shall not be renewed.  Our employment agreement with Mr. Mejia provides that he will receive a base salary of $350,000 per year, subject to increase after the initial term in the good faith discretion of the board of directors or the Compensation Committee, in consultation with Mr. Mejia.  Commencing on and for the fiscal year ending December 31, 2009 and annually thereafter, Mr. Mejia will be eligible to receive a performance bonus, based upon our company’s level of achievement of pre-established performance goals as determined by our board of directors and the Compensation Committee, in consultation with Mr. Mejia. Under the terms of his employment agreement, Mr. Mejia will also be entitled to receive certain additional benefits and compensation, including $35,000 for relocation expenses and a $600 per month automobile allowance.  Upon entering into his employment agreement, we granted Mr. Mejia options under our 2007 Equity Incentive Plan to purchase 250,000 shares of our common stock.  Such options are exercisable at $2.38 per share, being the market price of our common stock on the grant date.  These options have a term of seven years and provide for vesting of 100,000 shares on September 19, 2009, 100,000 shares on September 19, 2010 and 50,000 shares on September 19, 2011, respectively.  We also issued warrants to Mr. Mejia to purchase 125,000 shares of our common stock at an exercise price of $2.38 per share.  These warrants have a term of seven years and provide for vesting of 50,000 shares on September 19, 2009, 25,000 shares on September 19, 2010 and 50,000 shares on September 19, 2011, respectively.  In the event of our termination of Mr. Mejia’s employment without cause or by his resignation for good reason (i) we will be obligated to continue to pay Mr. Mejia his then current base salary for a period of twelve months after such termination or resignation, and (ii) Mr. Mejia’s options and warrants will immediately vest in full, to the extent unvested, and be fully exercisable.  Mr. Mejia’s employment agreement subjects him to non-competition and confidentiality covenants in our favor.

On April 23, 2009, our Compensation Committee approved the offering of a retention plan (“Retention Plan”) to certain of our officers, to incentivize the officers to remain employed with us while we seek outside financing. Pursuant to the Retention Plan, Jose Mejia will receive a bonus equal to 3% of the net amount raised through the sale of our securities or the aggregate value of a business combination, provided such sale of securities or business combination is consummated within 90 days of April 23, 2009.

Stephen Crea. On March 30, 2009 we entered into a Consulting Agreement with Stephen Crea, the term of which commenced on April 1, 2009 and ends on June 30, 2009, with an automatic six month renewal period unless terminated by either us or Mr. Crea. Both parties have the right to terminate the Consulting Agreement upon 30 days prior written notice. Mr. Crea will be paid a fee of $200,000 per year for his services. He will be eligible to participate in our equity incentive plan.

Pursuant to the Retention Plan discussed above, Mr. Crea and other members of management will in the aggregate receive a bonus equal to 5% of the net amount raised through the sale of our securities or the aggregate value of a business combination, provided such sale of securities or business combination is consummated within 90 days of April 23, 2009. We have not yet allocated the 5% bonus among Mr. Crea and the other members of management.

Severance Agreements

On February 13, 2009, we entered into a Severance Agreement and a Consulting Agreement with each of Robert K. Lifton and Howard Weingrow.  The Severance Agreements and the Consulting Agreements are effective as of February 16, 2009 (the “Effective Date”).  Pursuant to the Severance Agreements, Messrs. Lifton and Weingrow are each to receive a payment of $180,000, payable during the one year period commencing after the six month anniversary of the Effective Date (the “Severance Period”). Furthermore, in the event we achieve $5,000,000 in gross revenue during each of two consecutive fiscal quarters during the Severance Period, we will pay to each of Messrs. Lifton and Weingrow an additional $30,000 severance payment.

Pursuant to the applicable Consulting Agreement, for a period of six months from the Effective Date, Mr. Lifton will provide services pertaining to government and military affairs as they relate to our business and will endeavor to secure funding for us from the United States government, and Mr. Weingrow will provide financial and treasury related services as they relate to our business. In consideration of the services to be rendered by each of Messrs. Lifton and Weingrow, we will pay to each of them during the six month term a monthly fee equal to $16,667.

Pursuant to the Consulting Agreements, effective as of the Effective Date, Mr. Lifton resigned as Chairman of our Board of Directors and as a member of the Board, and Mr. Weingrow resigned as Deputy Chairman,

Executive Vice President, Treasurer and as a member of the Board.

As of the Effective Date, the Consulting Agreement, dated as of January 2, 2000, between Mr. Lifton and the Company, and the Consulting Agreement, dated as of January 2, 2000, between Mr. Weingrow and the Company, were terminated.

On December 15, 2008, we entered into a Consulting Agreement with Israel Fisher, which remains in effect until terminated by either us or Mr. Fisher upon 15 days prior written notice.  Pursuant to the Consulting Agreement, Mr. Fisher receives a monthly fee equal to $4,000 per month for performing such consulting services and duties concerning our business and operations as our senior executive officers direct him to perform.

When Jacob S. Weiss ceased his employment with us on December 1, 2008, his stock agreement was amended to reflect that the restricted shares granted to him were not cancelled due to such termination.

Grants of Plan-Based Awards

The named executive officers were awarded the number of stock options or restricted stock awards shown in the table below.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Exercise or Base Price of Option Awards (1)	Grant Date Fair Value of Stock and Option Awards (2)

Jose Mejia	09/19/2008	—	375,000	—	$2.38	$599,000

Robert K. Lifton*	—	—	—	—	—	—

Israel Fisher*	04/25/2008	—	38,000	—	—	$171,000

Howard Weingrow*	—	—	—	—	—	—

Jacob S. Weiss*	04/25/2008	—	92,000	—	$—	$423,000
__________
* No longer employed by us or our subsidiaries.

(1)	Amounts are equal to the closing price of our common stock on each respective date of grant.

(2)
Valuation of awards is based on the grant date fair value of the awards, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note K to our consolidated financial statements included in our 2008 Annual Report filed with the SEC on March 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2008.  Except as otherwise indicated below, each option granted to the named executive officers has a term of four years and vests in full one year after the grant date.  All of the below-listed options to purchase Medis common stock were granted under the terms of our 1999 Stock Option Plan or the 2007 Equity Incentive Plan, except as otherwise indicated.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Jose Mejia	—	375,000 (3)	$2.38	09/19/2015	—	—

Robert K. Lifton*	—	—	—	—	—	—

Israel Fisher*	—	—	—	—	32,000	$14,000
	6,666 (1)	13,334 (1)	$0.30	10/1/2011	—	—

Howard Weingrow*	—	—	—	—	—	—

Jacob S. Weiss*	—	—	—	—	78,000	$35,000
	85,000	—	$11.19	8/9/2011	—	—
	25,000 (2)		$0.30	10/1/2011	—	—
 __________

*  No longer employed by us or our subsidiaries.

(1)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options vest in three equal annual installments commencing on October 1, 2008.

(2)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options vested in four equal quarterly installments, with all having vested by December 31, 2008.

(3)	Includes warrants to purchase 125,000 shares of common stock.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jose Mejia	—	—
Robert K. Lifton*	50,000	$183,000
Howard Weingrow*	50,000	$183,000
Israel Fisher*	6,000	$9,000
Jacob S. Weiss*	14,000	$20,000

* No longer employed by us or our subsidiaries.

Non-Qualified Deferred Compensation

We offer our Israeli employees, including Messrs. Fisher and Weiss, our two Israeli-based named executive officers, savings plans that give officers and employees the option to make payroll deductions which are then, along with a matching amount we pay equal to a statutory percentage of the employee’s salary, deposited with one or more third party insurance company administrators.  Upon retirement (as defined in applicable Israeli tax regulations) and subject to applicable Israeli tax and other regulations governing these savings plans, each of such officers and employees are entitled to payment out of such savings fund accounts equal to the aggregate amount contributed by the employee through payroll deductions, the aggregate matching amount we contributed and other statutory amounts we may be required to contribute upon retirement, and any other amounts contributed by any other previous employers of the employee.  Such amounts are payable in accordance with the rules of the administrator of each fund, and may be a lump-sum payment upon retirement and/or monthly payments thereafter. Monthly payment amounts are not determinable at retirement.

Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End (1)

Robert K. Lifton*	—	—	—	—	—

Israel Fisher*	$8,000	$26,000(2)	(3)	—	$611,000(4)

Howard Weingrow*	—	—	—	—	—

Jacob S. Weiss*	$8,000	$29,000(2)	(3)	—	$206,000(5)
 __________

* No longer employed by us or our subsidiaries.

(1)	Estimated based on information made available to us by the administrators of such savings funds and other information available to us.

(2)	Such amounts are also reported in the column entitled “All Other Compensation” in the Summary Compensation Table earlier in this Compensation Discussion and Analysis.

(3)	The administrators of the savings funds do not make available such information and we are unable to obtain accurate information regarding such earnings.

(4)	Of such amount, $295,000 was reported as compensation to Mr. Fisher in our Summary Compensation Table for each of the years 1999 - 2008.

(5)	Of such amount, $140,000 was reported as compensation to Mr. Weiss in our Summary Compensation Table for each of the years 2001 - 2008.

Potential Payments Upon Termination

This section describes the payments and benefits that Jose Mejia would have been entitled to had his employment been terminated under the circumstances described below on December 31, 2008.  See “— Severance and Consulting Agreements” for payments made to Robert K. Lifton and Howard Weingrow  upon their respective resignations on February 16, 2009.

Cash Payments. In the event of our termination of Mr. Mejia’s employment without cause or by his resignation for good reason, we will be obligated to continue to pay Mr. Mejia his then current base salary for a period of twelve months after such termination or resignation.  If such termination or resignation had occurred on December 31, 2008, Mr. Mejia would have been entitled to $350,000 .

Option and Warrants. In the event of our termination of Mr. Mejia’s employment without cause or by his resignation for good reason, Mr. Mejia’s options and warrants will immediately vest in full, to the extent unvested, and be fully exercisable. On December 31, 2008, the closing market share price of our common stock was $0.45. Since the exercise price of the options and warrants was $2.38 per share, such options and warrants had no intrinsic value on December 31, 2008.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be different.  Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Director Compensation

The compensation and benefits for service as a member of the board of directors is determined by the Compensation Committee.  Directors employed by us are not compensated for service on the board or on any committee of the board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our board of directors and committees of our board of directors.

As of January 2008, non-employee directors were entitled to receive $1,500 for each board of directors meeting attended, and members of our Audit Committee and Compensation Committee are each entitled to receive $2,000 for each committee meeting attended.  Furthermore, directors were entitled to receive reimbursement for travel, lodging and a flat per diem of $85 for each board or committee meeting attended out of town.  Directors of Cell Kinetics were entitled to receive $750 for each board of directors meeting attended for that company.  As of January 2009, non-employee directors were entitled to receive a cash payment of $5,000 per quarter, plus a grant of 25,000 shares of restricted stock to be issued on the first day when such restricted stock is available.  In addition, members of our Audit Committee and Compensation Committee are entitled to receive a cash payment of $2,000 per quarter, plus a grant of 10,000 shares of restricted stock to be issued on the first day when such restricted stock is available.  Finally, the Chairmen of our Audit Committee and Compensation Committee are also entitled to a grant of 5,000 shares of restricted stock to be issued on the first day when such restricted stock is available.

Non-employee directors are entitled to participate in both our 1999 Stock Option Plan and 2007 Equity Incentive Plan.  Furthermore, our directors who are also directors of Cell Kinetics Ltd. are eligible to participate in that company’s 2007 Equity Incentive Plan for services rendered to it.  While we have no formal policy with respect to the awarding of stock options to non-employee directors, we have granted stock options to non-employee directors upon their first election or appointment to the board of directors and we may do so for and upon any future new appointments to our board.  In addition, each person who was already serving as a non-employee member of the board of directors and will continue to serve on the board of directors is typically granted stock options on an annual basis.  These options have an exercise price per share equal to the closing price of our common stock on the date of grant and, like options granted to officers and employees, in recent years have vested in full on the one year anniversary of the grant date.  The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)		Restricted Stock Awards(3)	All Other Compensation	Total
Amos Eiran	$7,500	$46,000		-	—	$53,500
Zeev Nahmoni	$7,500	$46,000		-	—	$53,500
Philip Weisser*	$6,000	$59,000		-	—	$65,000
Jacob E. Goldman*	$17,000	$129,000		-	—	$146,000
Mitchell H. Freeman	$30,500	$149,000	(4)	$9,000	—	$188,500
Steve M. Barnett	$20,000	$97,000		$6,000	—	$123,000
Daniel A. Luchansky	$19,500	$98,000	(4)	$22,000	—	$139,500
Barry Newman	$7,500	$12,000		$6,000	—	$25,500
Andrew Levy	$9,000	$13,000	(4)	$6,000	—	$28,000
_________

* Such person was not a director of our company on December 31, 2008.

(1)
Jose A. Mejia, Robert K. Lifton, Howard Weingrow and Jacob S. Weiss are not included in this table as they are or were paid as employees and/or consultants and thus received no compensation for their services as directors. The compensation received by each of them as employees is shown above under the heading “Summary Compensation Table.”

(2)
Option awards are based on recorded expense for 2008, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note K to our consolidated financial statements included in our 2008 Annual Report filed with the SEC on March 31, 2009. The full grant date fair value computed in accordance with SFAS 123(R) of such option awards to the named director in 2008 is as follows:  Amos Eiran - $87,000; Zeev Nahmoni - $87,000; Philip Weisser - $108,000; Jacob E. Goldman - $226,000; Mitchell H. Freeman - $291,000; Steve M. Barnett - $197,000, Daniel A. Luchansky - $265,000, Barry Newman $34,000 and Andrew Levy $34,000.

(3)
Restricted stock awards are based on recorded expense for 2008, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note K to our consolidated financial statements included in our 2008 Annual Report filed with the SEC on March 31, 2009. The incremental compensation cost computed in accordance with SFAS 123(R) of such option awards to the named director in 2008 is as follows:  Mitchell H. Freeman - $32,000; Steve M. Barnett - $22,000; Daniel A. Luchansky - $66,000 (includes $45,000 grant date fair value); Barry Newman $21,000 and Andrew Levy $21,000.

(4)	Includes $1,000 recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services the named director provided to Cell Kinetics Ltd. as a director.

Compensation Committee Interlocks and Insider Participation

Steve Barnett, Mitchell Freeman and Jacob Goldman served as members of our Compensation Committee in 2008.  Messrs. Barnett and Freeman continue to serve in that capacity, along with Andrew Levy, who was appointed to our Compensation Committee in August, 2008 following the retirement of Mr. Goldman. None of the persons who served on our Compensation Committee are, or have been, an employee or officer of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, except as described in this proxy statement. In addition, none of our executive officers serves, or has served during 2008, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our board of directors, other than Jacob Weiss, our Executive Vice President, who, prior to September 19, 2008, was both our President as well as Chairman of Cell Kinetics Ltd. Furthermore, Mitchell Freeman and Daniel Luchansky are directors of both Medis and Cell Kinetics Ltd., and any or all of them may be considered by the Board of Directors of Cell Kinetics for a position on its compensation committee.

Equity Compensation Plan Information

The following table sets forth securities outstanding under existing equity compensation plans of Medis and Cell Kinetics Ltd., as well as securities remaining available for future issuance under those plans, in each case as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity Compensation Plans Approved by Stockholders:
1999 Stock Option Plan	469,500	$18.21	-
Medis 2007 Equity Incentive Plan	1,005,625	$8.27	-
Cell Kinetics 2007 Equity Incentive Plan	921,750	$0.23	478,250
Equity Compensation Plans Not Approved by Stockholders:
Warrant Agreement (1)	30,000	$14.93	-
Warrant Agreement (2)	12,000	$16.87	-
Warrant Agreement (3)	3,000	$14.46	-
Warrant Agreement (4)	20,000	$11.36	-
Warrant Agreement (5)	125,000	$2.38	-
Warrant Agreement (6)	100,000	$3.21	-
Warrant Agreement (7)	2,941,176	$5.50	-
Warrant Agreement (7)	294,118	$5.50	-
Total	3,525,294
______

(1)
On August 26, 2005, we issued to our Vice President of Marketing a warrant to purchase an aggregate of 30,000 shares of our common stock. Such warrant has an exercise price per share of $14.93, vested on December 29, 2005 and expires on August 26, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(2)
On August 29, 2005, we issued to a consultant a warrant to purchase an aggregate of 12,000 shares of our common stock. Such warrant has an exercise price per share of $16.87, vested on December 29, 2005 and expires on August 29, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(3)
On December 20, 2005, we issued to a consultant a warrant to purchase an aggregate of 7,500 shares of our common stock. Such warrant has an exercise price per share of $14.46, vested on December 20, 2006 and expires on December 20, 2009. During the year ended December 31, 2007, the holder exercised 4,500 shares underlying such warrant. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(4)
On August 2, 2007, we issued to a consultant a warrant to purchase an aggregate of 20,000 shares of our common stock. Such warrant has an exercise price per share of $11.37, vested immediately and expires on August 2, 2011. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(5)
Upon entering into his employment agreement on September 19, 2008, we granted Jose Mejia warrants to purchase 125,000 shares of our common stock at an exercise price of $2.38 per share.  These warrants have a term of seven years and provide for vesting of 50,000 shares on September 19, 2009, 25,000 shares on September 19, 2010 and 50,000 shares on September 19, 2011, respectively.

(6)
On August 15, 2008, we issued to our Senior Vice President of Product Management warrants to purchase an aggregate of 100,000 shares of our common stock. Such warrant has an exercise price per share of $3.21, and vest in three tranches on July 7, 2009, July 7, 2010 and July 7, 2011. All such warrants expire on August 15, 20012. The warrants were not granted under any of our or our subsidiaries’ stock option or equity incentive plans

(7)
On June 24, 2008, such warrants were issued in connection with our completion of a sale to selected institutional investors of an aggregate of 6,823,529 shares of our common stock, along with such warrants to purchase 2,941,176 shares of our common stock, for aggregate gross proceeds of $29,000,000, less costs of approximately $1,393,000. Such sale of securities was made pursuant to a June 19, 2008 Placement Agency Agreement and securities purchase agreements entered into with each investor. The warrants issued to investors have an initial exercise price of $5.50 per share, may be exercised beginning December 2008, and expire on December 18, 2013. As part of the issuance cost, pursuant to the placement agency agreement, the placement agent received as its fee $1,285,000 and such warrants to purchase 294,118 shares of our common stock, which bear the same terms as those issued to the investors

Employee Benefit Plans

Medis Technologies Ltd. 1999 Stock Option Plan

The Medis Technologies Ltd. 1999 Stock Option Plan (the “1999 Option Plan”) was adopted by our board of directors and approved by our stockholders on July 13, 1999, and amended most recently in July 2006. A total of 5,000,000 shares of our common stock have been reserved for issuance under the 1999 Option Plan. Under the 1999 Option Plan, we are authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to employees, non-employee directors, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. Options granted in recent years generally expire four years from the date of grant and vest in full on the first anniversary of the date of grant. Options granted under the 1999 Option Plan are not transferable by the recipient except by will or by the laws of descent and distribution, to relatives specified in the 1999 Option Plan or to entities owned by the grantee, as further described in the 1999 Option Plan. As of December 31, 2007, options to purchase an aggregate of 1,655,500 shares of our common stock were outstanding under the 1999 Option Plan at a weighted average exercise price of $17.12 per share. Upon adoption of our 2007 Equity Incentive Plan in July 2007, we ceased granting stock options under the 1999 Option Plan and commenced granting stock options solely under the 2007 Equity Incentive Plan. In 2008, through November 12, 2008, under the 1999 Stock Option Plan, we cancelled options to purchase 1,184,720 shares of our common stock and options to purchase 1,280 shares of our common stock were exercised.

The description of the 1999 Option Plan set forth below is a summary, does not purport to be complete and is subject to and  qualified in its entirety by the provisions of the 1999 Option Plan itself.

Administration.  The 1999 Option Plan is currently administered by our Compensation Committee pursuant to its appointment to that position by our board in accordance with the terms of the 1999 Option Plan. The Compensation Committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the 1999 Option Plan.

As the administrator under the 1999 Option Plan, the Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the 1999 Option Plan, subject to the express provisions of the 1999 Option Plan. Our board can amend, alter, suspend or discontinue this plan at any time, although certain amendments would require shareholder approval and an amendment cannot adversely affect any rights under an outstanding grant without the grantee’s consent.

Awards.  Under the 1999 Option Plan, we may grant incentive stock options intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code and non-qualified stock options. The 1999 Option Plan provides that the exercise price shall be determined by the administrator; provided however, that the incentive stock option may not have an exercise price less than the fair market value of a share of common stock on the date of grant. If the grantee of an incentive stock option owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, then the incentive stock option may not have an exercise price less than 110% of the fair market value of a share of common stock on such date. Subject to the grantee’s continued employment, each option will expire after a term determined at the time of grant by the administrator. Such term, however, may not exceed ten years and in the case of an incentive stock option granted to a person who owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, such term shall not exceed five years.

The 1999 Option Plan provides that if the aggregate fair market value of the shares with respect to which a designated incentive stock option is exercisable for the first time by the grantee during any calendar year under this plan exceeds $100,000, then that portion which equals the first $100,000 is allocated to the incentive stock option and the remaining portion is deemed to be a non-qualified stock option. For this purpose, the fair market value of the shares is determined based on the date the option was granted.

The 1999 Option Plan provides that if a grantee’s employment relationship terminates, other than for death, disability or for cause, then the grantee’s unvested options shall terminate immediately. Options that have vested but remain unexercised, deferred, or unpaid as of the date of such termination shall terminate three months after such termination; provided, however, that options will not be exercisable after the end of the term set out in the option agreement. If a grantee’s employment relationship terminates for death or disability then the options are governed in accordance with the term and conditions as specified at the time of the grant in the grantee’s stock option agreements. Pursuant to stock option agreements under the 1999 Option Plan, a grantee’s stock options will vest upon the grantee’s death or disability. If a grantee’s employment relationship terminates for cause, then none of the options may be exercised and all of the grantee’s rights in the options are forfeited upon termination.

Eligibility.  Under the terms of the 1999 Option Plan, a non-qualified option may be granted to those current or prospective employees, directors, and advisors deemed eligible to participate in the 1999 Option Plan by the administrator. Incentive stock options may only be granted to our officers and other employees.

Adjustments.  In the event of any change in our outstanding common stock by reason of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, recapitalization, merger, or similar event, then the administrator may make an equitable adjustment in the number of shares authorized for issuance under this plan and the purchase price per share thereof.

Recapitalization; Change of Control; Reorganizations.  In the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other of our securities or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in accordance with Section 424(a) of the Internal Revenue Code in the number and kind of shares as to which options may be granted under the 1999 Option Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the exercise price per share.

In addition, unless otherwise determined by the administrator, in the case of any (i) sale or conveyance to another entity of all or substantially all of our property and assets or (ii) a change in control (as defined in the 1999 Option Plan), the purchaser(s) of our assets or stock may deliver to the optionee the same kind of consideration that is delivered to our stockholders as a result of such sale, conveyance or change in control, or the administrator may cancel all outstanding options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or change in control, less the exercise price therefor. Upon receipt of such consideration, the options shall immediately terminate and be of no further force and effect. The value of the stock or other securities the grantee would have received if the option had been exercised shall be determined in good faith by the administrator, and in the case of shares of common stock, in accordance with the provisions set forth in the 1999 Option Plan.

The administrator shall also have the power and right to accelerate the exercisability of any options upon such a sale, conveyance or change in control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options.

If by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, our board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Section 424(a) of the Internal Revenue Code applies, then, notwithstanding any other provision of the 1999 Option Plan, our board may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of such Section 424(a) of the Code and its regulations, and any such option shall not reduce the number of shares otherwise available for issuance under the 1999 Option Plan.

Termination or Amendment.  Unless earlier terminated by our board, the 1999 Option Plan will terminate on July 13, 2009.

Tax Consequences–U.S.  The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

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Incentive Stock Options.  Optionees recognize no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option, or incentive stock option shares, within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the incentive stock option shares. If an optionee disposes of the incentive stock option shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the incentive stock option shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the incentive stock option shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the incentive stock option shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will be entitled to a deduction in connection with the disposition of the incentive stock option shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

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Nonstatutory Stock Options.  Optionees generally recognize no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally would be subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Tax Consequences–Israeli.  The following summary is intended as a general guide to the Israeli tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible tax consequences of such grants or tax consequences based on particular circumstances.

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Approved 102 Options.  Approved 102 Options are governed by Section 102(b) of Israel’s Income Tax Ordinance [New Version], 1961 (the “Ordinance”) and will be held by a trustee for the benefit of the option holders for the requisite holding period under Section 102, which is two years following the end of the tax year in which the options were granted to the optionee, with respect to a CGO (as defined below) and which is one year following the end of the tax year in which the options were granted to the optionee, with respect to an OIO (as defined below), with respect to options granted between 2003 and 2005. For options granted after 2005 the holding period is two years from the date that the options were granted. Under current tax laws in effect in the State of Israel, the optionees will not be required to recognize income for Israeli income tax purposes at the date of grant of Approved 102 Options nor at the date of exercise of such options. The release of an Approved 102 Option (or of a share received on the exercise thereof) from the trustee to the optionee, or the sale of an Approved 102 Option (or of a share received on the exercise thereof), whichever is earlier, is a taxable event under Israeli law.

The grant of Approved 102 Options is subject to approval by Israel’s Income Tax Authorities. In addition, CGOs and OIOs may not be granted simultaneously, and our election of the type of Approved 102 Options to be granted under the Plan has to be filed with the Israeli Tax Authorities at least 30 days before the first date of grant of Approved 102 Options. Such election will become effective as of the first date of grant of an Approved 102 Option under the Plan and shall remain in effect at least until the end of the year following the year during which we first granted an Approved 102 Option. Our election shall not prevent us from also granting Unapproved 102 Options at any time or from time to time.

Approved 102 Options may either be classified as a capital gain option (“CGO”) or an ordinary income option (“OIO”).

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CGO.  With respect to a CGO, the optionee will realize a capital gain in an amount equal to the spread between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Capital gains realized will be taxed at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

In cases where the exercise price of options is lower than the fair market value of the company’s shares on the date of grant (the fair market value of the shares at grant shall be determined according to the average value of the shares on the 30 days preceding the date of grant), the excess of the fair market value of the shares on the date of grant over the exercise price (the “Rebate”) shall be considered as compensation income. Upon the sale of shares received following the exercise of options or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts:

➢	The Rebate will be taxable as ordinary income, and the optionee will be subject to social taxes and income tax rates will be determined in accordance with the optionee’s marginal tax rates; and

➢
The difference between (i) the fair market value of the share on the date such shares were sold or released from the trust, as the case may be, and (ii) the exercise price of the option (plus the Rebate) shall be taxable as capital gain at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following the exercise of options are sold during the holding period required under Section 102 of the Ordinance, the taxable gain will be considered as ordinary income and will be liable for social taxes. Income tax rates will be determined in accordance with the optionee’s marginal tax rates.

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OIO.  With respect to an OIO, the optionee will recognize compensation income, taxable as ordinary income in an amount equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes. Income tax rates will be determined in accordance with the optionee’s marginal tax rates.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following exercise of options are sold during the trust period applicable to OIOs, the optionee will recognize ordinary income at the time of such sale or transfer equal to the tax liability upon disposition or transfer.

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Unapproved 102 Options.  Unapproved 102 Options are governed by Section 102(c) of the Ordinance and are not required to be held by a trustee. With respect to non-traded options, the optionee will recognize compensation income, taxable as ordinary income at his or her marginal tax rate upon the sale of shares received following the exercise of options. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes.

2007 Equity Incentive Plan

General.  The Medis Technologies Ltd. 2007 Equity Incentive Plan (the “2007 Plan”) was adopted by our board of directors in April 2007 and approved by our stockholders on July 17, 2007, and amended in April 2008. A total of 1,500,000 shares of our common stock have been reserved for issuance under the 2007 Equity Incentive Plan.

As of December 31, 2007, options to purchase an aggregate of 500,500 shares of our common stock were outstanding under the 2007 Plan at a weighted average exercise price of $13.22 per share, and 100,000 shares of restricted stock were outstanding under the 2007 Plan. In 2008, through November 12, 2008, we granted options to purchase an additional 688,800 shares of our common stock under the 2007 Plan and cancelled options to purchase 183,675 shares. Additionally in 2008, through November 12, 2008, we granted 396,269 shares of restricted stock under the plan.

We believe that the awards made under the 2007 Plan will help retain and motivate the recipients to exert their best efforts on our behalf, thus benefiting us and our stockholders. We believe that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of our stockholders.

The description of the 2007 Plan set forth below is a summary, does not purport to be complete and is subject to and  qualified in its entirety by the provisions of the 2007 Plan itself.

Purpose.  The purpose of the 2007 Plan is to aid us in attracting, retaining and motivating our and our subsidiaries’ and affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, and to provide us with a stock plan providing a broad range of incentives directly related to our success.

Eligibility.  Awards may be made to any of our or our subsidiaries’ or affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, in the discretion of our Compensation Committee.

Shares Subject to the Plan.  The total number of shares of common stock that currently may be issued under the 2007 Plan is 1,500,000.  If any award is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant.

Types of Awards.  Under the 2007 Plan, the Compensation Committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights.  Stock options awarded under the 2007 Plan may be (i) nonqualified or incentive stock options, with respect to awards granted to U.S. citizens or those deemed to be residents of the U.S. for purposes of taxation, and (ii) “102 Awards” and “3(9) Awards,” with respect to awards granted to Israeli citizens or those deemed to be residents of Israel for purposes of taxation.

Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of common stock for any stock options or stock appreciation rights cannot be less than the fair market value of a share of common stock on the date the award is granted. The Compensation Committee will be responsible for administering the 2007 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2007 Plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right. Payment of the exercise price will be made in cash and/or shares of common stock (valued at fair market value), as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The Compensation Committee will determine the terms and conditions of restricted stock and restricted stock unit (“RSU”) awards, including the number of shares of restricted stock to grant to a participant. The Compensation Committee may also determine the period during which, and the conditions, if any, under which, the restricted stock and RSU may be forfeited. Dividends on restricted stock, or dividend equivalents with respect to RSUs, may be paid directly to the participant, withheld by us subject to vesting, or reinvested in additional shares of restricted stock, as determined by the Compensation Committee, in its sole discretion. Certain restricted stock or RSU awards may be granted in a manner designed to allow us to deduct their value under Section 162(m); these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards.  The Compensation Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock (including restricted stock units). Such stock-based awards may be in the form, and dependent on conditions, determined by the Compensation Committee, including the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Awards.  Certain awards may be granted in a manner designed to allow us to deduct their value under Section 162(m). These performance-based awards will be based on one or more of the following performance criteria:  (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes and amortization, (iv) return on equity, (v) total stockholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit, (xiii) operating margin or profit margin, (xiv) return on operating revenue, (xv) return on invested capital, (xvi) market segment share, (xvii) product cost reduction, (xviii) book value, (xix) debt/capital ratio, (xx) capital expenditures, (xxi) price/earnings growth, (xxii) production milestones, (xxiii) research and development milestones or (xxiv) any combination of the foregoing. The Compensation Committee will establish the performance goals for these performance-based awards and certify that the goals have been met, in each case, in the manner required by Section 162(m).

Adjustments Upon Certain Events.  In the event of a change in the outstanding shares of our common stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the Compensation Committee may adjust (i) the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the 2007 Plan or pursuant to outstanding awards, (ii) the number of shares covered by outstanding awards, and/or (iii) the exercise price per share of common stock covered by an award under the 2007 Plan. Upon the occurrence of a merger/sale of our company (as defined in the 2007 Plan), the Compensation Committee may, in its sole discretion (a) provide for the assumption by the successor corporation of the affected award or (b) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Plan. In the event the successor corporation does not agree to assume outstanding awards or substitute equivalent awards, the Compensation Committee may, in its sole discretion, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, or cancel such awards for fair value.

Administration.  The 2007 Plan will be administered by the Compensation Committee, which consists of at least two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m). The Compensation Committee is authorized to interpret the 2007 Plan, to establish, amend and rescind any rules and regulations relating to the 2007 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2007 Plan.

Amendment and Termination.  Our board of directors may suspend, terminate, modify or amend the 2007 Plan, whether retroactively or prospectively, but no suspension, termination, modification or amendment which requires stockholder approval under applicable law shall be effective without requisite stockholder approval, unless otherwise determined by our board of directors. Furthermore, no suspension, termination, modification or amendment may adversely affect any award previously granted unless the written consent of the participant so affected is obtained. No new awards may be made under the 2007 Plan after the tenth anniversary of the effective date of the 2007 Plan.

Transferability.  Awards under the 2007 Plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise in certain circumstances by the Compensation Committee. Awards may be exercised after the death of a participant by the legatees, personal representatives or distributees of such participant.

Successors and Assigns.  The 2007 Plan is binding on our successors and assigns and the successors and assigns of the participants; participants’ estates and the executors, administrators or trustees of such estates; and any receiver or trustee in bankruptcy or other representative of participants’ creditors.

Awards Under the 2007 Plan.  As stated above, any awards under the 2007 Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2007 Plan

Tax Status of 2007 Plan Awards - U.S. Tax Status. The following discussion of the U.S. federal income tax status of awards under the 2007 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

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Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to us at such time. At the time of exercise (other than by delivery of shares of common stock to us), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. We will receive a tax deduction on the exercise of options in the same amount realized as ordinary income by the participant. If a stock option is exercised by delivering common stock to us, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of common stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of common stock and the amount realized on disposition of the shares is treated as capital gain or loss.

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Incentive Stock Options.  If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to us at such times. If the common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the common stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and we are entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

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Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value.

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Restricted Stock.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Tax Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date.

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Restricted Stock Units.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income at the time restricted stock units vest and are settled, equal to the fair market value of the shares of common stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Tax Code is not applicable to restricted stock units.

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Section 162(m).  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to our Chief Executive Officer and our three other most highly compensated executive officers in any taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee comprised solely of at least two outside directors, as defined under Section 162(m), and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the common stock on the date of grant.

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Section 409A.  Section 409A of the Tax Code (“Section 409A”) generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2007 Plan may constitute “deferred compensation” within the meaning of Section 409A. The 2007 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2007 Plan participants under Section 409A.

Tax Status of 2007 Plan Awards - Israeli Tax Status.  Following the tax reforms effective January 2003 and January 2006, under the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), options or shares granted to Israeli employees (including directors and other officers of the company) which are not “controlling shareholders” as defined in the Ordinance, may be granted only under one of three alternatives available under Section 102 of the Ordinance (“Section 102”). Controlling shareholders, consultants and service providers may be granted options and shares under Section 3(I) of the Ordinance.

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Section 102.  We are required to choose one of the below two alternatives under section 102(b), and we may not alter our choice for a minimum period of one year following the end of the calendar year during which the first issuance under such alternative was made. We may, however, at any time, make grants under section 102(c). The primary effect on our company between the two 102(b) alternatives is that only under the “ordinary income” alternative (with a trustee) can we deduct the recognized income of the participant as an expense. The three alternatives available under Section 102 are as follows:

•	Section 102(b)(1) – “ordinary income” with a trustee. Under this alternative, options or shares issued to eligible participants are to be held by a trustee for one year from the date of grant and deposited with the trustee. Upon the sale of shares or upon release of such shares from the trust (but not before the end of the trust period), whichever is earlier, the holder of the shares will recognize compensation income, taxable as ordinary income at the holder’s marginal tax rate, for the difference between (i) the fair market value of the share or the consideration received, on the date such share was sold or released from trust, whichever occurs first, and (ii) the exercise price of the option. The taxable income will be subject to social security taxes.

•
To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, taxable as ordinary income at the holder’s marginal tax rate, and we will not be able to deduct the recognized income of the participant as an expense.

•
Section 102(b)(2) – “capital gains” with a trustee. Under this section, options or shares issued to eligible participants are to be held by a trustee for two years from the date of grant and deposited with the trustee. Options for publicly traded shares or shares of a company whose shares were listed for trading on a securities exchange, 90 days after the allocation, are taxed under this section as follows:

○
on the date of grant, the participant will recognize as ordinary income the difference between the fair market value of the shares at grant and the exercise price of the option (this income is taxable at the holder’s marginal tax rate and the actual payment of such tax is deferred until the payment of the tax specified in the next bullet); and

○
upon the earlier of the sale of the shares underlying the options or upon release of those shares or the options themselves from the trust (subsequent to the end of the trust holding period), the holder will realize capital gains in an amount equal to the difference between (i) the fair market value of the share or the consideration received, on the date the share or option was sold or released from the trust, as the case may be, and (ii) the fair market value of the shares at grant. Capital gains are taxed at a rate of 25% (assuming there was no violation of the trust holding period regulations). Capital gains derived from the sale of shares are not subject to any social security taxes.

•
To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, and the taxable gain will be considered as ordinary income at the holder’s marginal tax rate and will also be subject to social security taxes.

•	Section 102(c) – grants without a trustee and without a trust period. The tax consequences of these options are identical to options granted under the “ordinary income” alternative described above.

•
Section 3(9) Options.  Options under Section 3(9) of the Ordinance may be granted only to consultants or service providers, or to our employees who are “controlling shareholders.” Such grantees will recognize compensation income, taxable as ordinary income according to the holder’s marginal tax rate, upon the exercise of an option. The taxable income will be subject to social security taxes. There is no requirement to place Section 3(9) options with a trustee and are distinct from the options granted under Section 102.

Other Information. On June 30, 2009, the closing sale price of our common stock, as reported on the NASDAQ Global Market, was $.50 per share.

CERTAIN RELATIONSHIPS; RELATED PARTY TRANSACTIONS

We paid rent of approximately $100,000 in 2008 for the use of office space in premises occupied by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow, our former Chief Executive Officer and Chief Operating Officer. Furthermore, we reimbursed Stanoff for the use of its administrative staff at such office in the amount of approximately $74,000 in 2008. These transactions were approved by our Audit Committee.

In 2007, we decided that it would be prudent, given our primary focus upon the marketing of our 24/7 Power Pack, to seek to commercially exploit, and raise financing for, our Cell Carrier product through a stand-alone corporate entity. As a result, we transferred our CellScan and Cell Carrier related businesses, including our intellectual property rights relating to the CellScan and its Cell Carrier technology, to our then wholly-owned Israeli subsidiary, Cell Kinetics Ltd., pursuant to an asset purchase agreement dated July 26, 2007, in consideration of Cell Kinetics’ issuance to Medis El Ltd., our indirect wholly-owned subsidiary, of 15,500,000 of Cell Kinetics’ ordinary shares. We also commenced a rights offering pursuant to which we offered our existing stockholders the right to purchase Cell Kinetics ordinary shares. At the expiration of that rights offering in January 2008, Cell Kinetics became our indirect, majority-owned subsidiary and its ordinary shares and warrants commenced trading on the OTC Bulletin Board. As part of the transfer of these businesses and the spin-off, we also:

•	granted Cell Kinetics a five year right of first refusal on all further medical diagnostic opportunities that are sourced by, or presented to, us;

•	agreed to provide to Cell Kinetics a cash capital contribution of $1,500,000 over an 18 month period on an as needed basis commencing in January 2008;

•
agreed that, following the completion of the rights offering, we would provide Cell Kinetics with such office and laboratory facilities as Cell Kinetics may reasonably require to further the commercialization of the Cell Carrier and to launch and operate its proposed medical device incubator, as well as to provide it with administrative and professional services at cost, as a contribution to its capital, for a period of not less than 18 months from the date of the rights offering; and

•	committed to provide Cell Kinetics with additional financing to carry out its operations for at least one year if its other resources are insufficient for such period of time.

On June 30, 2008, Medis El provided funding to Cell Kinetics in the amount of $1,500,000, pursuant to a non-interest bearing, unsecured promissory note, with a due date of January 1, 2010 – subject to certain other repayment conditions that are based on Cell Kinetics’ receiving alternative sources of financing for its operations or the sale of its business to or merger with a third party. At the option of Medis El, any remaining balance on the promissory note may be contributed to the capital of Cell Kinetics. Also on June 30, 2008, Cell Kinetics entered into a second promissory note with Medis El in the amount of $394,938, representing issuance costs related to its rights offering that Medis Technologies and Medis El advanced on Cell Kinetics’ behalf. Such promissory note is on substantially the same terms as the promissory note described above

In connection with the spin-off of Cell Kinetics, Messrs. Weiss and Fisher were appointed as Chairman and Chief Financial Officer, respectively, of Cell Kinetics, and Messrs. Freeman and Luchansky were requested to serve on the Cell Kinetics board of directors.  Effective December 31, 2008, Messrs. Weiss and Fisher ceased their employment with our company as well as Cell Kinetics.  These transactions were approved by our entire Board of Directors.

Effective as of May 20, 2009, we entered into a Secured Promissory Note (the “Knickerbocker Note”) and Pledge Agreement with Knickerbocker Fine Arts Ltd. Knickerbocker is an affiliate of Howard Weingrow, a former executive officer and director of our company. Pursuant to the Knickerbocker Note and Pledge Agreement, Knickebocker loaned $50,000 to us at a yearly interest rate of 6%.  The loan is secured by 500,000 ordinary shares of Cell Kinetics Ltd., which we beneficially owned.  The maturity date of the loan and all accrued interest is August 18, 2009, and may be prepaid in whole or in part by us.  The Knickerbocker Note and Pledge Agreement contain other customary provisions found in loans of this type, including relating to default provisions.

Effective as of May 17, 2009, we entered into a Promissory Note (the “Finkelshtain Note”) with Gennadi Finkelshtain, the General Manager of More Energy Ltd., a wholly-owned subsidiary of our company. Pursuant to the Finkelshtain Note, Mr. Finkelshtain loaned $50,000 to us at a yearly interest rate of 7%.  The maturity date of the loan and all accrued interest is September 17, 2009, and may be prepaid in whole or in part by us.  The Finkelshtain Note contains other customary provisions found in loans of this type, including relating to default provisions.

We have adopted a written policy in connection with related party transactions involving our company. The policy requires the prior approval by our Audit Committee for any transaction, arrangement or relationship in which (i) the aggregate amount involved will or may be expected to reach $50,000 in any calendar year, (ii) we are a participant and (iii) any related person has or will have an interest. Related persons include our executive officers, directors, greater than 5% stockholders or immediate family members of any of the foregoing. Pursuant to the policy, the Audit Committee, among other factors, is required to take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. In addition, the Chairman of the Audit Committee has the authority to approve or ratify any interested transaction with a related person in which the aggregate amount involved is expected to be less than $25,000.

ANNUAL REPORT

Our 2008 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. We will provide without charge to each of our stockholders, upon the written request of any such stockholders, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, exclusive of exhibits. Written requests for such Form 10-K should be sent to Jose Mejia, Chief Executive Officer, Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to our address or telephone number below, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to us at Medis Technologies Ltd., 805 Third Avenue, New York, 10022; Attention:  Corporate Secretary, or contact us at (212) 935−8484.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

FORWARD LOOKING STATEMENTS

This document includes certain forward−looking statements, including statements related to our potential use or issuance of the additional authorized common stock and/or preferred stock authorized under the Amendment. Words such as “approximates,” “estimates,” “believes,” “may,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward−looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Important factors that could cause actual results to differ materially from those expressed or implied by these forward−looking statements include, but are not limited to, statements about:

•	the development and commercialization schedule for our fuel cell technology and products;

•	the expected cost competitiveness of our fuel cell technology and products;

•	rapid technological change;

•	our intellectual property;

•	the timing and availability of our products;

•	our business strategy;

•	general economic conditions; and

•	other factors which may be identified from time to time in our SEC filings and other public announcements, including our Annual Report on Form 10−K for the fiscal year ended December 31, 2008.

We assume no obligation to update these forward−looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

2010 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC.  In order for stockholder proposals for our 2010 annual meeting of stockholders to be eligible for inclusion in our proxy statement, they must be received by us at the below address not later than July [___], 2010.

In addition, our By-laws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in our proxy materials.  If a stockholder commences his or her own proxy solicitation for the 2010 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, we must receive written notice of such proposal or nomination no later than 60 days or no earlier than 90 days before August [___], 2010 (the one-year anniversary of our 2009 annual meeting of stockholders) (provided, however, that in the event that the date of the 20010 annual meeting of stockholders is more than 30 days before or after August [___], 2010, the notice must be delivered to us no earlier than 90 days prior to the 2010 annual meeting of stockholders and no later than the later of (i) 60 days before the 2010 annual meeting of stockholders or (ii) 10 days following the earlier of the day the 2010 annual meeting of stockholders is first announced by us or notice of such meeting is mailed).  If the notice is not received by such date, it will be considered untimely under our By-laws. All notices must comply with the requirements of our By-laws.

Proposals and notices should be directed to the attention of Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; Attention:  Corporate Secretary.

APPENDIX A
CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIS TECHNOLOGIES LTD.

_________________

Medis Technologies Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  Pursuant to action taken by unanimous written consent of the Board of Directors of the Corporation, the Board of Directors has duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Restated Certificate of Incorporation, as amended:

That Article FOURTH, clause (a) of the Corporation’s Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

“The Corporation shall be authorized to issue the following shares:

CLASS	NUMBER OF SHARES	PAR VALUE
Common	130,000,000	$0.01
Preferred	10,000	$0.01”

SECOND:  That at the duly noticed and convened Annual Meeting of Stockholders of the Corporation held on August___, 2009, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation approved the aforesaid amendment.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this [___] day of [_____], 2009.

MEDIS TECHNOLOGIES LTD. By: Name: Title: